Item 77(D) - Effective September 19, 2012, the Board of Directors approved the Fund's investments in mortgage- and asset-backed securities. Mortgage-backed securities are mortgage-related securities issued or guaranteed by the U.S. Government, its agencies and instrumentalities, or issued by non-government entities. Mortgage related securities represent pools of mortgage loans assembled for sale to investors by various government agencies, as well as by non-government issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Although certain mortgage-related securities are guaranteed by a third party or otherwise similarly secured, the market value of the security, which may fluctuate, is not guaranteed.

Other asset-backed securities are structured like mortgage-backed securities, but instead of mortgage loans or interests in mortgage loans, the underlying assets may include such items as motor vehicle installment sales or installment loan contracts, leases of various types of real and personal property, and receivables from credit card agreements and from sales of personal property. Regular payments received in respect of such securities include both interest and principal. Asset-backed securities typically have no U.S. Government backing. Additionally, the ability of an issuer of asset-backed securities to enforce its security interest in the underlying assets may be limited.

If a Fund purchases a mortgage-backed or other asset-backed security at a premium, that portion may be lost if there is a decline in the market value of the security whether resulting from changes in interest rates or prepayments in the underlying collateral. As with other interest-bearing securities, the prices of such securities are inversely affected by changes in interest rates. Although the value of a mortgage-backed or other asset-backed security may decline when interest rates rise, the converse is not necessarily true, since in periods of declining interest rates the mortgages and loans underlying the securities are prone to prepayment, thereby shortening the average life of the security and shortening the period of time over which income at the higher rate is received. When interest rates are rising, the rate of prepayment tends to decrease, thereby lengthening the period of time over which income at the lower rate is received. For these and other reasons, a mortgage-backed or other asset-backed security's average maturity may be shortened or lengthened as a result of interest rate fluctuations and, therefore, it is not possible to predict accurately the security's return.